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                  [Oppenheimer Wolff & Donnelly LLP Letterhead]

February 11, 2000

Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108

RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel to Merrill Corporation, a Minnesota corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and its subsidiary guarantors named as additional registrants in the Registration Statement (the "Guarantors") with the Securities and Exchange Commission with respect to up to $140,000,000 aggregate principal amount of the Company's 12% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") which will be offered in exchange for the Company's issued and outstanding 12% Series A Senior Subordinated Notes due 2009 (the "Old Notes") as described in the Registration Statement.

         The Exchange Notes are to be issued in exchange for the Old Notes pursuant to an indenture (the "Indenture") dated as of November 23, 1999 between the Company, the Guarantors and Norwest Bank Minnesota, N.A., as Trustee (the "Trustee") and the related A/B Exchange Registration Rights Agreement among the Company, the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation (the "Registration Rights Agreement").

         In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when duly executed and authenticated in accordance with the terms of the Indenture, and delivered in exchange for the Old Notes in accordance with the terms of the Indenture, will have been validly issued and will be legally binding obligations of the Company, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific


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Merrill Corporation
February 11, 2000
Page 2

performance, injunctive relief or other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

         We express no opinion herein other than as to the laws of the State of New York, State of Minnesota and the federal laws of the United States.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        OPPENHEIMER WOLFF & DONNELLY LLP

                                        /s/ Oppenheimer Wolff & Donnelly LLP